Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2011, with respect to the consolidated financial statements of Allied Production Services, Inc. and Subsidiaries, included in the Registration Statement (Form S-1 No. 333-176603) and related Prospectus of Forum Energy Technologies, Inc.

/s/ Ernst & Young LLP

Houston, Texas

April 11, 2012